Exhibit 14


                              PUBLIC STORAGE, INC.
                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

1.       Scope and Purpose
         -----------------

         This Code of Ethics for Senior Financial Officers applies to the Company's principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions (each a "Senior Financial Officer"). This Code is designed to promote
(1) honest and ethical conduct, (2) avoidance of conflicts of interests, (3) full, fair, accurate, timely and understandable disclosure and (4) compliance with applicable governmental laws, rules and regulations. Each Senior Financial Officer must conduct himself or herself in accordance with this Code and must seek to avoid even the appearance of improper behavior. Senior Financial Officers should also refer to and abide by the Company's Standards of Business Conduct, which are in addition to this Code.

2.       Honest and Ethical Conduct
         --------------------------

         Each Senior Financial Officer must always conduct him/herself in an honest and ethical manner. Each Senior Financial Officer must act with the highest standards of personal and professional integrity and not tolerate others who, attempt to deceive, or evade responsibility for actions. All actual or apparent conflicts of interest between personal and professional relationships must be handled honestly, ethically and in accordance with the policies specified in this Code.

3.       Compliance with Laws, Rules and Regulations
         -------------------------------------------

         Compliance with applicable governmental laws, rules and regulations, both in letter and in spirit, is one of the foundations on which this Company's ethical policies are built. Each Senior Financial Officer must understand and take responsibility for complying with the governmental laws, rules and regulations of the cities, states and countries in which the Company operates. For example, it is critical that Senior Financial Officers understand the governmental laws, rules and regulations applicable to disclosures the Company is required to make in its periodic reports and otherwise. Although a Senior Financial Officer may not know the details of all these laws, rules and regulations, it is important that he or she know enough to determine when to seek advice from the general counsel or other appropriate personnel.

4.       Rules to Promote Full, Fair, Accurate, Timely and Understandable
         ----------------------------------------------------------------
         Disclosure
         ----------

         Each Senior Financial Officer must take the following steps to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission and in other public communications made by the Company:

1. Carefully review drafts of reports and documents the Company is required to file with the SEC before they are filed and Company press releases or other public communications before they are released to the public, with particular focus on disclosures each


                                   Exhibit-14


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              Senior Financial Officer does not understand or agree with and on information known to the officer that is not reflected in the report, document, press release or public communication.

2. Meet with the disclosure committee, members of senior management not on the committee, division heads, accounting staff and others involved in the disclosure process to discuss their comments on the draft report, document, press release or public communication.

3. Establish and maintain disclosure controls and procedures that ensure that material information is included in each report, document, press release or public communication in a timely fashion.

4. Consult with the Audit Committee of the Company's Board of Directors on a regular basis to determine whether they have identified any weaknesses or concerns with respect to internal controls.

5. When relevant, confirm that neither the Company's internal auditors nor its outside accountants are aware of any material misstatements or omissions in the draft report or document, or have any concerns about the management's discussion and analysis section of a report.

6. Bring to the attention of the disclosure committee and/or Audit Committee matters that the Senior Financial Officer feels could compromise the integrity of the Company's financial reports.

7. Always act with the highest standards of personal and professional integrity; do not tolerate others who attempt to deceive, or to evade responsibility for their actions.

5.       Reporting Violations of the Code
         --------------------------------

         Any Senior Financial Officer who becomes aware of any violation of the Code must promptly bring the violation to the attention of the Audit Committee of the Board of Directors.

6.       Compliance with the Code
         ------------------------

         Each Senior Financial Officer will be held accountable for adherence to this Code. A violator of this Code will be subject to disciplinary action, up to and including a discharge from the Company and, where appropriate, civil liability and criminal prosecution.

7.       Waiver of the Code
         ------------------

         Any waiver of this Code may be made only by the independent directors on the Board of Directors or by an authorized committee of the Board of Directors comprised solely of independent directors, and will be disclosed as required by law or SEC regulations.


8.       Acknowledgement
         ---------------

         Senior Financial Officers are required to sign a form acknowledging that they have received, read, and agree to comply with the Code of Ethics for Senior Financial Officers.

[As adopted by the Board of Directors]


                                   Exhibit-14